Exhibit 99.1

Ameren Services
1901 Chouteau Ave.
St. Louis, MO 63103
NEWS RELEASE

Contact:

Media		Analysts	Investors
Susan Gallagher	Mike Cleary	Bruce Steinke	Investor Services
(314) 554-2175	(573) 681-7137	(314) 554-2574	(800) 255-2237
		bsteinke@ameren.com	invest@ameren.com

For Immediate Release

AmerenUE, State Authorities Settle Lawsuit, Claims for Damages Over
2005 Failure of Taum Sauk Plant

St. Louis, MO, Nov. 28, 2007 -- AmerenUE, an operating company subsidiary of Ameren Corporation (NYSE:AEE), today announced that the company has resolved the state of Missouri’s lawsuit and claims for damages and other relief related to the Dec. 14, 2005, breach of the upper reservoir at the company’s Taum Sauk pumped-storage hydroelectric plant.

Signed by the Missouri Attorney General’s Office and top officials from the Missouri Conservation Commission and Missouri Department of Natural Resources (DNR), the settlement agreement, subject to approval by the Circuit Court of Reynolds County, calls for compensation of up to $177.35 million by AmerenUE. In addition to cash payments to various state funds, this settlement amount includes extensive remediation and restoration already completed, as well as additional prospective remediation and restoration. It also includes a license on a railroad right-of-way that will allow the state to extend the Katy Trail---a 225-mile biking and hiking path stretching across most of the state of Missouri.

As the company has done in the past, AmerenUE again agreed that the company will not attempt to recover from ratepayers any in-kind or monetary payments to the state parties required by the settlement.  The company has also agreed that it will not attempt to recover from ratepayers costs incurred in the reconstruction of the upper reservoir (expressly excluding, however, enhancements to the plant, costs incurred due to circumstances or conditions that are currently not reasonably foreseeable, and costs that would have been incurred absent the December 2005 breach of the upper reservoir).  Insurance is expected to cover substantially all settlement costs and the costs of rebuilding the upper reservoir. As soon as available, the settlement agreement will be posted at www.ameren.com/taumsauk/.

“We negotiated with all parties in good faith and are pleased to resolve this matter and end the uncertainty that the citizens of Reynolds and Iron counties have faced following the breach at Taum Sauk,” said Thomas R. Voss, AmerenUE president and chief executive officer.  “From day one, we expressed deep regret for this disaster and assumed responsibility for the effects of the Taum Sauk plant breach. We have committed our leadership, our employees and our financial resources to righting what went wrong.  We needed no outside pressure to begin restoring the park, supporting the communities around the park or cooperating with state and federal agencies to determine the root causes of this disaster.  Now, AmerenUE can begin rebuilding this important plant for the benefit of the citizens of Missouri and those who live in the Taum Sauk area.”

Today’s settlement agreement requires that the upper reservoir of the plant be rebuilt so that the plant can again provide electricity to AmerenUE customers.   AmerenUE has stressed that the reservoir will be rebuilt following criteria used in current dam design and construction practice, using roller compacted concrete based upon a Paul Rizzo & Associates design. This design has received Federal Energy Regulatory Commission approval. The rebuilt reservoir is expected to be completed by the fall of 2009.

“We would not be returning this plant to service if we were not absolutely certain that our design met, or exceeded, all modern safety criteria,” added Voss. “After much analysis, we are now confident that this plant can be returned to service and operated safely to restore a critical source of reliable power to our customers.”

Following is a breakdown of the financial components of the $177.35 million settlement agreement:

•	$11.875 million payment for natural resource damages to the State of Missouri Parks Earnings Fund.
•	$2 million payment to the same fund for lost park revenues and timber.
•	$4.281 million payment to the State of Missouri Natural Resources Protection Fund Damages Subaccount.
•	$7 million payment for the Tourism and Economic Development Trust Fund, managed by a non-profit entity and dedicated to supporting economic growth in the Taum Sauk Plant area.
•	$6 million payment to the State of Missouri Conservation Commission Fund.
•	$3 million payment to a newly created Reynolds County Educational Enrichment Fund.
•	$2 million payment for natural resource monitoring by the DNR.
•	$2 million payment to a Reynolds County School Fund.
•	$15 million credit will be provided for giving the state perpetual use of a 46-mile section between Windsor and Pleasant Hill, Mo., of the former Rock Island Railway right-of-way (now owned by Missouri Central Railroad—an affiliate of AmerenUE). The perpetual use agreement will allow the state to extend the Katy Trail.  In addition, under the agreement, AmerenUE will provide the state with a 20-year right-of-first-refusal with respect to the sale of AmerenUE’s Church Mountain property, so that if the land should be sold during the next 20 years, the state will have the first right to purchase it.
•	$18 million payment to the State of Missouri Parks Earnings Fund for construction of a trail extension to the Katy Trail.
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Up to $52 million to be spent to continue to perform additional clean-up, restoration and remediation work at Johnson’s Shut-Ins State Park and in Goggins Mountain Wild Area, including enhanced campgrounds, roads and other facilities.

•	$2 million credit for amounts already paid by AmerenUE to reimburse the state for all past costs incurred by the state in response to environmental emergencies.
•	$1.194 million payment to purchase six environmental emergency response vehicles, which will be donated to the DNR.
•	$51 million credit for the value of major clean-up remediation and restoration work that the state parties have acknowledged AmerenUE has completed.

The remediation and restoration work, among other work, has included removing more than 15,000 truckloads of material from the site; restoring the delicate “fen”–-a unique and sensitive forested wetlands with distinct features and vegetation--crews actually removed debris and silt by hand; restoring water quality in the lower reservoir; grading and seeding the campground area in Johnson’s Shut-Ins State Park; rebuilding the camp store, repairing the boardwalks and restoring a number of park structures and establishing electric service and potable water and wastewater systems.

The company has also spent nearly two years restoring water quality in the Black River, which included draining and dredging bodies of water, grading areas of the park, constructing overflow channels, stabilizing river banks and creating a more natural, meandering river channel through the park than existed even before the failure of the upper reservoir.

During the past 23 months, AmerenUE has continued to provide local tax support and funds for emergency service agencies in the area, even as the Taum Sauk hydroelectric facility has been idle, and has spent hundreds of thousands of dollars promoting tourism in the area.  In addition, as part of its earlier settlement with federal authorities, AmerenUE is providing $5 million in funding to more than two dozen projects to aid the communities in the area.

Finally, as part of today’s settlement, AmerenUE also agreed to continue paying annual local property taxes to Reynolds County (a minimum of $600,000 annually) in 2007, 2008, 2009 and 2010—whether or not the Taum Sauk Plant is operational in those years.

BACKGROUND:

Built in 1963, AmerenUE’s Taum Sauk—a  “pumped-storage” hydroelectric plant---stored water from the Black River in the upper reservoir, built atop 1,590-foot-high Proffit Mountain, and released the water to generate electricity when power was needed.  The water flowed down a mile-long tunnel inside the mountain, turning turbine-generators to produce electricity.  When power demand was low, the same turbines ran in reverse to pump water back to the upper reservoir.

AmerenUE is a subsidiary of St. Louis-based Ameren Corporation. The Ameren companies serve 2.4 million electric customers and nearly one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois.
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FORWARD-LOOKING STATEMENTS
Statements in this press release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed.  Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved.  These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance.  In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated.  The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•	regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations;
•	changes in laws and other governmental actions, including monetary and fiscal policies;
•	costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident, including rebuilding costs;
•	recoverability through insurance of costs associated with the Taum Sauk pumped-storage hydroelectric plant incident; and
•	legal and administrative proceedings, such as a decision by the Circuit Court of Reynolds County, State of Missouri to not approve the settlement agreement.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.